SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            _________________________


                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 8, 2001 (November 8,
2001)


                           Blue Dolphin Energy Company
             (Exact name of registrant as specified in its charter)





        Delaware                       0-15905                    73-1268729
(State of Incorporation)       (Commission File Number)        (IRS Employer
                                                             Identification No.)





                             801 Travis, Suite 2100
                              Houston, Texas 77002
              (Address of Registrant's principal executive offices)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)




                                (Not Applicable)
          (Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS

         Blue Dolphin Energy Company (the "Company") has disclosed in its last Form 10-Q certain information regarding its business activities and financial condition. The following is a discussion of recent developments which have effected the Company.

         The Company has previously announced a gas discovery in High Island Area Block A-7, in the Gulf of Mexico. The Company owns an 8.9% reversionary working interest in this field. The Company will begin to receive revenues from its reversionary interest after "payout"occurs. Payout will occur after all of the other working interest owners have been reimbursed for their costs and expenses associated with developing the field. At the beginning of the third quarter of 2001, there were three wells producing in this field at a combined rate of approximately 60 Mmcf of natural gas per day and a fourth (exploratory) well was being drilled. Based on the Company's estimate of when payout would occur, it expected to begin receiving revenues from its reversionary working interest in the fourth quarter of 2001 or first quarter of 2002. However, two of the three wells have stopped producing and the remaining well is producing approximately 28 Mmcf of natural gas per day. Additionally, the exploratory well that was being drilled resulted in a dry hole. The Company believes that one of the non-producing wells will be worked-over and the other plugged and abandoned. As a result of these occurrences the Company now expects to begin to receive revenues from its reversionary working interest in this field in the third quarter of 2002.

         The Company, as of August 14, 2001, had a 64% equity interest in Drillmar, Inc., a Delaware corporation ("Drillmar"). Effective as of September 30, 2001, Drillmar entered into a merger agreement and merged with Zephyr Drilling Ltd. As a result of the merger, the Company's interest in Drillmar decreased from 64% to 12.8%. Prior to the merger, the Company entered into an agreement with Drillmar whereby it agreed to provide office space and certain administrative services to Drillmar for approximately $40,000 per month. Historically the Company has used the payments it is entitled to receive under this agreement to fund its investment in Drillmar. However, in connection with the merger the Company received a partial payment under the services agreement in October 2001 and expects to receive full payments beginning in November 2001.

         Additionally, in connection with the Company's abandonment of the Buccaneer Field, the Company initially expected that the platform removal would be completed in the fourth quarter of 2001. However, the Company has requested an extension from the Minerals Management Service until mid-2002 to complete the site clearance when weather conditions in the Gulf of Mexico are typically more favorable. The Company received an extension from the Minerals Management Service until the second quarter of 2002 to begin site clearance at one platform facility location and expects to receive a comparable extension for the remaining platform facility locations. Although the abandonment may be delayed, the Company still believes that its provision for total abandonment costs of $5.1 million is adequate.



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

         Prior to the decrease in production in the High Island A-7 field and the corresponding delay in the Company's receipt of payments from its reversionary working interest in this field, the Company believed that it would have adequate capital to meet its obligations and operating needs for the current fiscal year. However, due to this delay the Company now believes that it will need to raise between $4.5 to $7.0 million of capital to meet its obligations and operating needs. The Company will need to seek external financing and/or sell assets to raise the necessary capital. There can be no assurance that the Company will be able to obtain financing or sell assets on commercially reasonable terms. The Company's inability to raise capital may have a material adverse effect on its financial condition, ability to meet its obligations and operating needs and results of operations.

         As previously announced, the Company and American Resources Offshore, Inc., a majority-owned subsidiary of the Company ("ARO"), have entered into a merger agreement whereby ARO would become a wholly-owned subsidiary of the Company. In light of the recent developments the board of directors of the Company and a special committee of the board of directors of ARO are evaluating whether it is in the best interests of their respective stockholders to proceed with the merger. Although the Company and ARO have entered into the merger agreement, there can be no assurance that the merger will be completed.

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

         Certain of the statements included above, including those regarding future financial performance or results or that are not historical facts, are "forward-looking" statements as that term is defined in Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "plan," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. The Company cautions readers that any such statements are not guarantees of future performance or events and such statements involve risks and uncertainties that may cause actual results and outcomes to differ materially from those indicated in forward-looking statements. Some of the important factors that could cause actual results to vary from forward-looking statements are discussed under the caption "Risk Factors" in the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission on January 11, 2001. The Risk Factors section of that registration statement is incorporated by reference into this report. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no duty to update these forward-looking statements.






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

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 8, 2001


                                            BLUE DOLPHIN ENERGY COMPANY


                                            /s/ G. Brian Lloyd
                                            ------------------------------------
                                            G. Brian Lloyd
                                            Vice President, Treasurer









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